Exhibit 10.44

BLUEBIRD BIO, INC.
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NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy of bluebird bio, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries to serve on the Company’s Board of Directors (the “Board”). In furtherance of the purpose stated above, effective January 1, 2016, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in advance.

Additional Annual Retainer for Non-Executive Chairman of the Board:	$35,000

Additional Retainers for Committee Membership:
Audit Committee Chairperson:	$18,000
Audit Committee Member:	$9,000
Compensation Committee Chairperson:	$15,000
Compensation Committee Member:	$7,500
Nominating and Corporate Governance Committee Chairperson:	$10,000
Nominating and Corporate Governance Committee Member:	$5,000

Equity Retainers

Upon initial election or appointment to the Board: An initial equity grant (the “Initial Grant”) in the form of (a) a non-qualified stock option to purchase up to 7,500 shares of common stock (9,500 shares of common stock in the case of the Non-Executive Chairman of the Board), at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of such election or appointment (the “grant date” for the Initial Grant) and (b) a restricted stock unit (“RSU”) for 4,663 shares of common stock (5,907 shares of common stock in the case of the Non-Executive Chairman of the Board), which stock option and RSU shall vest ratably over three years in annual installments commencing on the grant date (the “Initial Grant Vesting Start Date”), provided, however, that all vesting shall cease if the board member resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Annual equity grants: On the date of the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), each continuing non-employee member of the Board who has served as a director for the previous six months will receive an annual equity grant (the “Annual Grant”) in the form of (a) a non-qualified stock option to purchase up to 5,000 shares of common stock (7,000 shares of common stock in the case of the Non-Executive Chairman of the Board), at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of the Annual Meeting (the “grant date” for the Annual Grant) and (b) an RSU for 3,109 shares of common stock (4,353 shares of common stock in the case of the Non-Executive Chairman of the Board), which stock option and RSU shall vest in full (i.e., in a single installment) upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting, provided, however, that all vesting shall cease if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

ADOPTED: May 5, 2013.
EFFECTIVE: June 18, 2013
AMENDED: May 30, 2014 and December 11, 2015
AMENDED: April 8, 2020
AMENDED: May 18, 2021
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